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Exhibit 10.18

DESCRIPTION OF THE
SIRONA DENTAL SYSTEMS, INC.
EVA PLAN

1.
Purpose.    The purpose of the EVA Plan (the "Plan") is to promote decisions by officers and management of the company toward sustainable increases in the economic value added (the "EVA") of the company. The Plan also provides an opportunity for employees covered under collective bargaining agreements or individual employment agreements to participate in and be rewarded for achievement of company EVA goals and business segment EVA goals.

2.
Administration.    The Plan is administered by the company's management.

3.
Participation.    The Plan covers most employees in Germany, Austria and Charlotte, North Carolina, including certain executive officers.

4.
Type of Award.    The Plan provides for cash bonus awards, earned based upon year over year improvements in company, business segment and sales region EVA and is payable following completion of the company's audit for the applicable fiscal year. In some circumstances, a non-discretionary portion of an earned bonus award is deferred to the next fiscal year (see Bonus Bank, described below).

5.
EVA Metric.    The EVA metric is calculated at the end of each fiscal year by calculating earnings before interest expenses and taxes ("EBIT"), which is then adjusted to add back research and development, restructuring and extraordinary costs determined by the company's management, with Capital Costs (as defined) subtracted from the adjusted result. Capital Costs are calculated by multiplying working capital at the end of the fiscal year by an average cost of capital, currently 12%.

EVA = EBIT result (subject to adjustments) – Capital Costs.

The EVA metric is calculated both at the company level and at the following EVA centers: (i) Treatment centers, (ii) Instruments, (iii) CADCAM, (iv) Imaging, (v) U.S. CADCAM, (vi) U.S. non-CADCAM, (vii) Germany, (viii) Europe and (ix) the rest of World.

6.
EVA Goal Attainment for Participants.    The EVA goal attainment for the participating executive officers and shared service functions is calculated at the company level. EVA goal attainment for other employees is mainly calculated 40% based on company level EVA and 60% based on the performance of the EVA centers.

The Plan has been calibrated based on 2004 with targeted EVA growth of €3.4 million per annum at the company level. Attainment at the company level of €3.4 million year over year growth results in achieving 100% of the EVA goal. Attainment of zero year over year EVA growth at the company level is deemed to be an attainment of 75% of the EVA goal.

7.
Calculation of Bonus Award.    The bonus awards for all participants at the company level is calculated with the same method. The earned bonus award is the percentage attainment of the EVA Goal multiplied by the bonus amount set forth in each participant's employment agreement. The target bonus amount set forth in each employment agreement varies from participant to participant. There are no vesting requirements of any award except that a participant must be employed at the time the bonuses are actually paid to receive the payment.

8.
Bonus Bank.    The Plan includes a non-discretionary, unfunded bonus banking mechanism (the "Bonus Bank") which purpose is to provide a less variable award during each fiscal year and therefore encourage a longer term perspective. As an illustration, if EVA goals are surpassed in a particular fiscal year (e.g. EVA attainment for that fiscal year was 160%) then 2/3 of the amount exceeding 100% (i.e. 40%) will be credited to the Bonus Bank (a "Bonus Bank Credit") and will not be paid in the given fiscal year. Instead, a bonus of 120% (160% minus 40%) of the participant's target bonus (as set forth in their employment agreement) will be paid in the given fiscal year. In the case that the target bonus was EUR 10,000 upon achieving 100% of EVA goals, then such employee would receive EUR 12,000. The Bonus Bank Credit of 40% will be added to the next fiscal year's EVA goal attainment, 2/3 of that fiscal year's amount exceeding 100% will be credited to following fiscal year's Bonus Bank and so forth.

9.
Termination of Employment.    Pro-rata payments will be made to any person upon termination of his or her employment for any reason. In addition, any earned funds in his or her Bonus Bank will be paid out upon such termination.

10.
Amendment; Termination of the Plan.    The Plan can be terminated at any time, however, the terminated Plan will continue until another Plan is in place. In addition, the Plan can be amended at any time but such amendment will take effect only upon consent of the German Workers Counsel and only for employees governed by the Counsel.

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  Exhibit 10.18
DESCRIPTION OF THE SIRONA DENTAL SYSTEMS, INC. EVA PLAN